UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2018

Petrolia Energy Corporation

(Exact name of registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2018, Petrolia Energy Corporation (the “Company”) entered into a Separation and Release Agreement with James E. Burns, its then President (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Burns and the Company agreed:

(a)	that Mr. Burns would resign as President of the Company, effective May 1, 2018;
(b)	that the Company would pay Mr. Burns $33,000 in cash, issue him a warrant to purchase 3,000,000 shares of common stock (the “Separation Warrants” (which have a term of three years and an exercise price of $0.10 per share)) and issue him 2,000,000 shares of restricted common stock (the “Separation Shares”);
(c)	that Mr. Burns would release the Company from any further obligations under his prior employment agreement and release the Company from any other liabilities or claims; and
(d)	that Mr. Burns would refrain from using the Company’s confidential information, pursuant to the terms of the Separation Agreement.

The description of the Separation Agreement and warrants described above is qualified in all respects by the actual terms, conditions and provisions of the Separation Agreement and Warrant to Purchase Common Stock, which are filed herewith as Exhibits 10.1 and 10.3, and incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder in connection with the issuance and grant of the Separation Warrants and Separation Shares, described above, and the Letter Warrants and Letter Shares, described below, since the foregoing issuances and grants did not involve a public offering, the recipient was (a) an “accredited investor”, and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act. With respect to the transaction described above, no general solicitation was made either by us or by any person acting on our behalf. The transaction was privately negotiated, and did not involve any kind of public solicitation. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Effective on May 1, 2018, the Board of Directors of the Company (a) appointed Zel C. Khan (the current Chief Executive Officer and Director of the Company) as President of the Company; and (b) appointed James E. Burns, the Company’s President prior to May 1, 2018, as Chairman of the Board of Directors of the Company.

On April 26, 2018, and effective May 1, 2018, the Company entered into a letter agreement with Mr. Burns dated April 20, 2018, pursuant to which, he agreed to serve as Chairman of the Company and the Company agreed to pay him (a) $500 per month as an automobile allowance, (b) up to $25,000 per year for he and his family’s health insurance, (c) $65,000 per year for compensation as Chairman (provided that such compensation is accrued until the Company has sufficient available capital to pay such amounts in cash and Mr. Burns is to receive 1-for-1 warrant coverage, with a $0.10 per share exercise price, for all accrued salary, issuable at the end of each calendar quarter), (d) 500,000 shares of the Company’s restricted common stock (the “Letter Shares”), (e) warrants to purchase 2,000,000 shares of the Company’s common stock, vesting at the rate of 750,000 of such warrants per quarter, upon completing and filing of each of the following four periodic filings with the Securities and Exchange Commission, having a term of 36 months, and an exercise price of $0.10 per share (the “Letter Warrants”), and (f) the right to earn bonuses as approved by the Board of Directors in its discretion from time to time. The letter agreement has a term through April 30, 2019, provided that Mr. Burn’s position as Chairman and/or director can be terminated at any time if he is not re-nominated to serve as Chairman/director, at which time the Company is required to pay the compensation due to Mr. Burns pursuant to the terms of the agreement for the lesser of three months and until the end of the term.

The description of the letter agreement and warrants described herein is qualified in all respects by the actual terms, conditions and provisions of the letter agreement and Warrant to Purchase Common Stock, which are filed herewith as Exhibits 10.2 and 10.3, and incorporated by reference into this Item 1.01.

Item 8.01 Other Events

On May 1, 2018, the Company released a press release disclosing the items described in Item 1.01 and 5.02 above, a copy of which is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Separation and Release Agreement dated April 19, 2018, by and between James E. Burns and Petrolia Energy Corporation
10.2*	Chairman Offer Letter dated April 20, 2018, by and between James E. Burns and Petrolia Energy Corporation
10.3*	Warrant to Purchase Common Stock, evidencing warrants to purchase 5,000,000 shares of common stock granted to James E. Burns on April 19, 2018
99.1**	Press Release dated May 1, 2018

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrolia Energy Corporation

/s/ Tariq Chaudhary
Tariq Chaudhary CFO

Date: May 1, 2018

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Separation and Release Agreement dated April 19, 2018, by and between James E. Burns and Petrolia Energy Corporation
10.2*	Chairman Offer Letter dated April 20, 2018, by and between James E. Burns and Petrolia Energy Corporation
10.3*	Warrant to Purchase Common Stock, evidencing warrants to purchase 5,000,000 shares of common stock granted to James E. Burns on April 19, 2018
99.1**	Press Release dated May 1, 2018

* Filed herewith.

** Furnished herewith.